Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Exela Technologies, Inc. on Form S3 (No. 333-255707, No. 333-255708, No. 333-260046, and No. 333-263909) and Form S8 (No. 333-262767, and No. 333-222743) of our report dated April 3, 2024, on our audit of the financial statements as of December 31, 2023 and for the year then ended, which report is included in this Annual Report on Form 10-K. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

April 3, 2024